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                                                                     EXHIBIT 2.2

                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), is executed as of the 5th day of January, 2000, by and among HealthStream, Inc., a Tennessee corporation ("HealthStream"), HealthStream Acquisition I, Inc., a newly formed Tennessee corporation and wholly owned subsidiary of HealthStream ("Merger Sub"), Quick Study, Inc., a California corporation ("QS"), and each shareholder of QS (individually, a "QS Shareholder," and, collectively, the "QS Shareholders").

                                    RECITALS

         WHEREAS, the Boards of Directors of HealthStream, Merger Sub, and QS each have determined that a business combination between HealthStream, Merger Sub, and QS is in the best interests of their respective companies and shareholders and presents an opportunity for their respective companies to achieve long-term strategic and financial benefits, and accordingly have agreed to effect the merger provided for herein upon the terms and subject to the conditions set forth herein.

         WHEREAS, for federal income tax purposes, it is intended that the merger provided for herein shall qualify as a reorganization within the meaning of Section 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended (the "Code").

         NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants, and agreements contained herein, the parties hereto hereby agree as follows:


                                   ARTICLE 1.
                                   THE MERGER

         1.1. The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.3), QS shall be merged with and into Merger Sub in accordance with this Agreement and the separate corporate existence of QS shall thereupon cease (the "Merger"). Merger Sub shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation") and shall be a wholly owned subsidiary of HealthStream. The Merger shall have the effects specified in
Section 48-21-108 of the Tennessee Business Corporation Act ("TBCA").

         1.2. The Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") shall take place at the offices of HealthStream, 209 10th Ave. South, Suite 450, Nashville, Tennessee, at 11:00 a.m., local time, on the first business day immediately following the day on which the last to be fulfilled or waived of the conditions set forth in
Article 7 herein shall be fulfilled or waived in accordance herewith or at such other time, date, or place as HealthStream and QS may agree. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

         1.3. Effective Time. If all the conditions to the Merger set forth in Article 7 herein shall have been fulfilled or waived in accordance herewith and this Agreement shall not have been terminated as provided in Article 8 herein, the parties hereto shall cause Articles of Merger, substantially in the form attached hereto as Exhibit A, to be properly executed and filed in accordance with the applicable provisions of the TBCA and the California General Corporation Law on the Closing Date. The Merger shall become effective at the time of filing of the Articles of Merger with the Tennessee Secretary of State and the California Secretary of State or at such later time that the parties hereto shall have agreed upon and designated in such filing as the effective time of the Merger (the "Effective Time").


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                                   ARTICLE 2.
                                CHARTER, BYLAWS,
            AND OFFICERS AND DIRECTORS OF THE SURVIVING CORPORATION

         2.1. Charter. The Charter of Merger Sub in effect immediately prior to the Effective Time shall, except as amended immediately following the Effective Time in accordance with the Articles of Merger attached as Exhibit A, be the Charter of the Surviving Corporation.

         2.2. Bylaws. The Bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation.

         2.3. Directors. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation as of the Effective Time.

         2.4. Officers. The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation as of the Effective Time.


                                   ARTICLE 3.
                              MERGER CONSIDERATION

         3.1. Conversion of QS Shares in the Merger. At the Effective Time, by virtue of the Merger and without any action on the part of the QS Shareholders, the outstanding shares of common stock, no par value, of QS outstanding immediately prior to the Effective Time (the "QS Common Stock") shall be converted into, and become exchangeable for, the right to receive 33,188 shares of validly issued, fully paid, and nonassessable common stock, no par value, of HealthStream (the "HealthStream Common Stock"). The 33,188 shares of HealthStream Common Stock issuable in connection with the Merger are sometimes referred to herein as the "Consideration Shares." The Consideration Shares, the Earn Out Shares defined in Section 3.2 and the Cash Consideration defined in Section 3.6 herein shall be collectively referred to as the "Merger Consideration."


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         3.2.     Earn Out Shares. The QS Shareholders shall also be eligible to receive (up to an aggregate of 18,750 shares of HealthStream Common Stock) as additional consideration (i) one (1) share of HealthStream Common Stock for each sixteen dollars (US$16.00) of gross revenue recognized from existing QS customers within 180 days after the Closing Date; plus (ii) one (1) share of HealthStream Common Stock for each sixteen dollars (US$16.00) of gross revenue recognized by Merger Sub or HealthStream from QS branded products sold or licensed to any customer other than the entities listed in Exhibit B attached hereto within 180 days after the Closing Date; plus (iii) one (1) share of HealthStream Common Stock for each thirty-two dollars (US$32.00) of gross revenue recognized by Merger Sub or HealthStream from QS branded products sold or licensed to any of the entities listed in Exhibit B attached hereto within 180 days after the Closing Date (collectively, the "Earn Out Shares"). The Earn Out Shares shall constitute a portion of the Merger Consideration for all purposes and have been calculated (along with the Consideration Shares and the Cash Consideration) to provide the QS Shareholders with the agreed upon value of the QS Common Stock. The Earn Out Shares shall be allocated among the QS Shareholders in the same proportion as the Consideration Shares. On or before the day that is 210 days after the Closing Date, HealthStream will prepare and deliver to the QS Shareholders a statement of the revenue recognized by HealthStream and Merger Sub according to (i) through (iii) above during the 180 day period following the Closing Date, prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied, provided that gross revenue recognized from the licensing of QS branded CD-ROMs shall be recognized upon receipt of a purchase order by Merger Sub or HealthStream from a customer. The Earn Out Shares, if any, due based on such revenue in accordance with this Section 3.2 shall be placed in the Escrow Fund as described in Section 3.3 herein.

         3.3. Escrow. At the Closing, pursuant to an Escrow Agreement, substantially in the form attached hereto as Exhibit C (the "Escrow Agreement"), the parties shall establish an escrow (the "Escrow Fund") comprised of fifty percent (50%) of the Consideration Shares issued to the QS Shareholders pursuant to Section 3.1 above and all of the Earn Out Shares, if any, issuable to the QS Shareholders pursuant to Section 3.2 above (collectively the "Escrow Shares"). The Escrow Shares will be maintained in escrow for sole purpose of satisfying claims by HealthStream for indemnification under Article 9 below.

         3.4. Fractional Shares. In lieu of the issuance of fractional shares of HealthStream Common Stock, each QS Shareholder, upon surrender of a certificate which immediately prior to the Effective Time represented QS Common Stock, shall be entitled to receive a cash payment (without interest) equal to the value of any fraction of a share of HealthStream Common Stock (based on a value of $16.00 per share) to which such holder would be entitled under Sections 3.1 and 3.2 herein, but for this provision.

         3.5. Adjustments of HealthStream Common Stock. In the event HealthStream changes the number of shares of HealthStream Common Stock issued and outstanding following the date of this Agreement but prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, reorganization, or any other transaction in which any security of HealthStream or any other entity or cash is issued or paid in respect of the outstanding shares of HealthStream Common Stock and the record date therefor is after the date of this Agreement and prior to the Effective Time, the Consideration Shares and Earn Out Shares shall be proportionately adjusted.

         3.6. Cash Consideration. For purposes of this Agreement, the "Cash Consideration" shall be fifty nine thousand dollars (US$59,000), less any fees of accountants and attorneys for QS, which will be payable at the Closing. The Cash Consideration shall be paid to the QS Shareholders in proportion to their ownership in cash at Closing in immediately available funds.

         3.7. Consent to Merger; Waiver of Dissenters' Rights. By their execution of this Agreement each QS Shareholder (a) consents to the terms of the Merger and to the taking of shareholder action to approve the


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Merger without a meeting, (b) acknowledges that he or she is aware of his or her rights to dissent to the Merger and demand payment for his or her shares of QS Common Stock in accordance with Section 1300 of the California Corporations Code, and (c) waives such rights to dissent and demand payment.


                                   ARTICLE 4.
                  REPRESENTATIONS AND WARRANTIES OF QS AND THE
                             PRINCIPAL SHAREHOLDERS

         Except as set forth in the disclosure letter delivered prior to the execution hereof to HealthStream (the "QS Disclosure Letter"), QS and the QS Shareholders, jointly and severally, represent, warrant, and agree as follows:

         4.1. Existence; Good Standing; Corporate Power and Authority. QS is a corporation duly organized, validly existing, and in good standing under the laws of the State of California. QS is qualified to do business as a foreign corporation and is in good standing under the laws of any state of the United States in which the character of the properties owned or leased by them therein or in which the transaction of business makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on the business, results of operations, financial condition or prospects of QS (a "QS Material Adverse Effect"). QS has all requisite corporate power and authority to own, operate, and lease its respective properties and to carry on its respective business as now conducted. QS has provided to HealthStream complete and correct copies of its articles of incorporation and bylaws, each of which is in full force and effect.

         4.2. Authorization, Validity, and Effect of Agreements. QS has the full corporate power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby. This Agreement and the Merger have been approved by the Board of Directors of QS and the QS Shareholders and the consummation by QS of the transactions contemplated hereby has been duly authorized by all requisite corporate action. This Agreement constitutes, and all agreements and documents contemplated hereby (when executed and delivered pursuant hereto) will constitute, the valid and legally binding obligations of QS and the QS Shareholders, enforceable in accordance with their respective terms.

         4.3. Capitalization. The authorized capital stock of QS consists of 750,000 shares of QS Common Stock, 677,340 shares of which are issued and outstanding as of the date of this Agreement and owned beneficially and of record by the QS Shareholders as set forth in the QS Disclosure Letter. QS has no outstanding capital stock, bonds, debentures, notes, or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of QS on any matter. All issued and outstanding shares of QS Common Stock are duly authorized, validly issued, fully paid, nonassessable, and free of preemptive rights. There are no options, warrants, calls, subscriptions, convertible securities, or other rights, agreements, or commitments that obligate QS to issue, transfer, or sell any shares of its capital stock. None of the outstanding shares of QS Common Stock are subject to any voting trust agreement, lien, encumbrance, security interest, restriction, or claim.

         4.4. Other Interests. QS does not own, directly or indirectly, or have any obligation to acquire any interest or investment in any corporation, partnership, joint venture, business, trust, or other entity.

         4.5. No Violation. Neither the execution and delivery by QS and the QS Shareholders of this Agreement nor the consummation by QS and the QS Shareholders of the transactions contemplated hereby in accordance with the terms hereof, will: (i) conflict with or result in a breach of any provisions of the articles of


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incorporation or bylaws of QS; (ii) conflict with, result in a breach of any provision of or the modification or termination of, constitute a default under, or result in the creation or imposition of any lien, security interest, charge, or encumbrance upon any of the assets of QS or any QS Shareholder pursuant to any material commitment, lease, contract, or other material agreement or instrument to which QS or any QS Shareholder is a party (including, without limitation, "Material Contracts" as defined in Section 4.21 below); or (iii) violate or result in a change in any rights or obligations under any governmental permit or license or any order, arbitration award, judgment, writ, injunction, decree, statute, rule, or regulation applicable to QS or any QS Shareholder.

         4.6. Regulatory Consents. No consent, approval, order, or authorization of, or registration, declaration, or filing with, any governmental entity, is required by or with respect to QS or any QS Shareholder in connection with the execution and delivery of this Agreement by QS or any QS Shareholder, or the consummation by QS or any QS Shareholder of the transactions contemplated hereby, which the failure to obtain would have a QS Material Adverse Effect.

         4.7. Financial Statements. Prior to the date hereof, QS has delivered to HealthStream its audited financial statements for the nine months ended September 30, 1999 and its audited financial statements for the years ended December 31, 1997 and 1998. Each of the balance sheets provided to HealthStream by QS (including the related notes and schedules) fairly presents the financial position of QS as of their respective dates and each of the statements of income, shareholders' equity, and cash flows provided to HealthStream by QS (including any related notes and schedules) fairly presents the results of operations, shareholders' equity, and cash flows of QS for the periods set forth therein (subject, in the case of interim statements, to normal year-end audit adjustments, none of which will be material in amount or effect), in each case in accordance with GAAP consistently applied. Such financial statements have been prepared from the books and records of QS which accurately and fairly reflect the transactions and the acquisitions and dispositions of the assets of QS. QS does not have any liabilities, contingent or otherwise, whether due or to become due, known or unknown, other than as reflected on the September 30, 1999 balance sheet or the QS Disclosure Letter.

         4.8. No Material Adverse Changes. Since September 30, 1999, there has not been (i) any material adverse change in the financial condition, results of operations, business, assets, or liabilities (contingent or otherwise, whether due or to become due, known or unknown) of QS; (ii) any dividend declared or paid or distribution made on the capital stock of QS, or any capital stock thereof redeemed or repurchased; (iii) any incurrence by QS of long term debt; (iv) any salary, bonus, or compensation increases to any officers, employees, or agents of QS; (v) any pending or threatened labor disputes or other labor problems against or potentially affecting QS; or (vi) any other transaction entered into by QS except in the ordinary course of business and consistent with past practice.


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         4.9.     Tax Matters.

                  4.9.1. For purposes of this Agreement, (i) "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, and (ii) "Tax Return" means any return, report, information return, or other document (including any related or supporting information) filed or required to be filed with any taxing authority in connection with its determination, assessment, collection, administration, or imposition of any Tax.

                  4.9.2. QS has duly and timely filed all Tax Returns and has duly and timely paid all material Taxes (whether or not shown on any Tax Return) due to any federal, foreign, state, or local taxing authorities prior to the Effective Time or has set up an adequate reserve for all material Taxes payable. True and correct copies of all Tax Returns relating to federal Taxes and state income and sales Taxes for the period from organization through September 30, 1999 have been heretofore delivered to HealthStream. The accruals and reserves for Taxes contained in the financial statements and carried on the books of QS (other than any reserve for deferred taxes established to reflect timing differences between book and tax income) are adequate to cover all material Tax liabilities. Since September 30, 1999, QS has not incurred any material Tax liabilities other than in the ordinary course of business. There are no Tax liens (other than liens for current Taxes not yet due) upon any properties or assets of QS (whether real, personal, or mixed, tangible or intangible), and, except as reflected in the financial statements, there are no pending or, to QS's knowledge, threatened audits or examinations relating to, or claims asserted for, Taxes or assessments against QS and QS is aware of no basis for any such claims. QS has not granted or been requested to grant any extension of the limitation period applicable to any claim for Taxes or assessments with respect to Taxes. QS is not a party to any Tax allocation or sharing agreement. QS has no liability for the Taxes of any Affiliated Group under Treasury Regulation 1.1502-6 (or any similar provision of state, local, or foreign law). QS has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, or shareholder.

                  4.9.3. The QS Disclosure Letter lists each jurisdiction in which QS files Tax Returns for each period or portion thereof ending on or before the Closing Date. Except as set forth in the QS Disclosure Letter, there is no claim outstanding against QS by any taxing authority in a jurisdiction where QS does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

                  4.9.4. All material elections with respect to Taxes affecting QS as of the date hereof are set forth in the QS Disclosure Letter.

                  4.9.5. All joint ventures, partnerships, or other arrangements or contracts to which QS is a party and that could be treated as a partnership for federal income tax purposes are set forth in the QS Disclosure Letter.

                  4.9.6. QS has not (i) filed a consent pursuant to Section 341(f) of the Code nor agreed to have Section 341(f)(2) apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f) of the Code) owned by QS; (ii) agreed, or is required to agree, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise that will


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         affect the liability of QS for Taxes; (iii) made an election, or is required to make an election, to treat any asset of QS as owned by another person pursuant to the provisions of former Section 168(f)(8) of the Code or as tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code; and (iv) made any of the foregoing elections or is required to apply any of the foregoing rules under any comparable state or local tax provision.

                  4.9.7. As soon as practicable following the Effective Time, the QS Shareholders shall, on behalf of QS, timely file all Tax Returns for, and pay all Taxes due with respect to the period ending December 31, 1999 as well as the short period beginning January 1, 2000 and ending on the Closing Date. The QS Shareholders shall close QS's books on the Closing Date and shall report on QS's federal corporate income Tax Return for the short period ending on the Closing Date all items of income, loss, deduction, and credit arising during the short period under QS's method of accounting.

         4.10.    Employees and Fringe Benefit Plans.

                  4.10.1. The QS Disclosure Letter sets forth the names, ages, and titles of all members of the Board of Directors and officers of QS and all employees of QS earning in excess of $30,000 per year, and the annual rate of compensation (including bonuses) being paid to each such officer and employee as of the most recent practicable date.

                  4.10.2. The QS Disclosure Letter lists each employment, bonus, deferred compensation, pension, stock option, stock appreciation right, profit-sharing or retirement plan, arrangement, or practice, each medical, vacation, retiree medical, severance pay plan, and each other agreement or fringe benefit plan, arrangement, or practice, of QS, whether legally binding or not, that affects one or more of QS's employees, including all "employee benefit plans" as defined by Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (collectively, the "Plans"). QS neither has nor sponsors, nor participates in any Plan that is subject to Title IV of ERISA or the minimum funding standards of Section 412 of the Code.

                  4.10.3. For each Plan that is an "employee benefit plan" under Section 3(3) of ERISA, QS has delivered to HealthStream correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent Form 5500 Annual Report, and all related trust agreements, insurance contracts, and funding agreements that implement each such Plan.

                  4.10.4. QS does not have any commitment, whether formal or informal and whether legally binding or not, (i) to create any additional Plan; (ii) to modify or change any Plan; or (iii) to maintain for any period of time any Plan. The QS Disclosure Letter contains an accurate and complete description of the funding policies (and commitments, if any) with respect to each existing Plan.

                  4.10.5. QS does not have any unfunded past service liability in respect of any Plans; QS, nor any Plan nor any trustee, administrator, fiduciary, or sponsor of any Plan has engaged in any prohibited transaction as defined in Section 406 of ERISA or Section 4975 of the Code for which there is no statutory exemption in Section 408 of ERISA or Section 4975 of the Code; all filings, reports, and descriptions as to such Plans (including Form 5500 Annual Reports, summary plan descriptions, and summary annual reports) required to have been made or distributed to participants, the Internal Revenue Service, the United States Department of Labor, and other governmental agencies have been made in a timely manner or will be made on or prior to the Closing Date; there is no material litigation, disputed claim, governmental proceeding, or investigation pending or


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         threatened with respect to any of the Plans, the related trusts, or any fiduciary, trustee, administrator, or sponsor of the Plans; the Plans have been established, maintained, and administered in all material respects in accordance with their governing documents and applicable provisions of ERISA and the Code and Treasury Regulations promulgated thereunder; and each Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service with respect to the current terms of the Plan.

                  4.10.6. Except where failure to do so would not have a QS Material Adverse Effect, QS has complied in all respects with all applicable federal, state, and local laws, rules, and regulations relating to employees' employment and employment relationships, including, without limitation, wage related laws, anti-discrimination laws, employee safety laws, and COBRA (defined herein to mean the requirements of Code Section 4980B, Proposed Treasury Regulation
         Section 1.162-26 and Part 6 of Subtitle B of Title I of ERISA).

                  4.10.7. The consummation of the transactions contemplated by this Agreement will not (i) result in the payment or series of payments by QS to any employee or other person of an "excess parachute payment" within the meaning of Section 280G of the Code; (ii) entitle any employee or former employee of QS to severance pay, unemployment compensation, or any other payment; or (iii) accelerate the time of payment or vesting of any stock option, stock appreciation right, deferred compensation, or other employee benefits under any Plan (including vacation and sick pay).

                  4.10.8. None of the Plans that are "welfare benefit plans," within the meaning of Section 3(1) of ERISA, provide for continuing benefits or coverage after termination or retirement from employment, except for COBRA rights under a "group health plan" as defined in Code
         Section 4980B(g) and ERISA Section 607.

                  4.10.9. Neither QS nor any member in a "controlled group" with QS (as defined in ERISA) has ever contributed to, participated in, or withdrawn from a multi-employer plan as defined in Section 4001(a)(3) of Title IV of ERISA, and QS has not incurred or owes any liability as a result of any partial or complete withdrawal by any employer from such a multi-employer plan as described under Section 4201, 4203, or 4205 of ERISA.

         4.11. Assets. QS owns the assets reflected in the September 30, 1999 balance sheet, including the leasehold estates, with good and marketable title, free and clear of any and all claims, liens, mortgages, security interests, or encumbrances whatsoever, and, to the best of QS's knowledge, free and clear of any rights or privileges capable of becoming claims, liens, mortgages, securities interests, or encumbrances. The buildings, plants, structures, and equipment owned or leased by QS are in good operating condition and repair, and are adequate for the uses for which they are being put, and none of such buildings, plants, structures, or equipment is in need of maintenance or repairs except for ordinary and routine maintenance and repairs that are not material in nature or cost. The assets of the business of QS reflected in the September 30, 1999 balance sheet are sufficient for the continued conduct of the business of QS after the Closing Date in substantially the same manner as conducted prior to the Closing Date.

         4.12. Accounts Receivable. All accounts receivable of QS that are reflected on the balance sheet dated September 30, 1999 and on the accounting records of QS as of the Closing Date (collectively, the "Accounts Receivable") represent or will represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business. Unless paid prior to the Closing Date, the Accounts Receivable are or will be as of the Closing Date current and collectible net of the respective reserves shown on the balance sheet dated September 30, 1999, or on the accounting records of QS as of the Closing


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Date (which reserves are adequate and calculated consistent with past practice and, in the case of the reserve as of the Closing Date, will not represent a greater percentage of the Accounts Receivable as of the Closing Date than the reserve reflected in the balance sheet dated September 30, 1999, and will not represent a material adverse change in the composition of such Accounts Receivable in terms of aging). Subject to such reserves, to the best of QS's knowledge, each of the Accounts Receivable either has been or will be collected in full, without any set-off, within one hundred and twenty (120) days after the day on which it first becomes due and payable. There is no contest, claim, or right of set-off with any maker of an Accounts Receivable relating to the amount or validity of such Accounts Receivable.

         4.13. Lawful Operations. QS has been and currently is conducting its business, and each of the premises leased or owned by QS has been and now is being used and operated, in compliance with all statutes, regulations, orders, covenants, restrictions, and plans of federal, state, regional, county, or municipal authorities, agencies, or boards applicable to the same, except where the failure to so comply would not have a QS Material Adverse Effect.

         4.14. Litigation. There is no suit, action, or proceeding pending or, to the knowledge of QS or any of the QS Shareholders, threatened against or affecting QS. QS is not subject to any currently existing order, writ, injunction, or decree relating to its respective operations.

         4.15. Corporate Records; Other Information. The minute books of QS, copies of which have been provided to HealthStream, reflect all meetings of the boards of directors, committees of the boards of directors, and the shareholders thereof. All documents and other written information as to existing facts relating to QS and its respective assets and liabilities which have been provided to HealthStream in connection with this Agreement are true, correct, and complete in all material respects except to the extent that any such documents or other written information were later specifically supplemented or corrected prior to the date of this Agreement with additional documents or written information that were provided to HealthStream.

         4.16. Intellectual Property Rights. QS owns or possesses the right to use all trademarks, service marks, trade names, slogans, copyrights in published and unpublished works, patents, patent applications, inventions and discoveries that may be patentable, rights in mask works, and all trade secrets, it currently uses without any conflict or alleged conflict with the rights of others, except where any such conflict would not have a QS Material Adverse Effect. All copyrights have been registered and are currently in compliance with formal legal requirements, are valid and enforceable, and are not subject to any maintenance fees, taxes, or actions falling due within ninety days after the Closing Date. To the best of QS's knowledge, no copyright is infringed or has been challenged or threatened in any way. To the best of QS's knowledge, none of the subject matter of any copyright infringes or is alleged to infringe any copyright of any third party or is a derivative work based on the work of a third party. All works encompassed by a copyright have been marked with the proper copyright notice.

         4.17. Certain Business Practices and Regulations. Neither QS, nor to QS's knowledge, any of its executive officers, directors, or employees, has
(i) made or agreed to make any contribution, payment, or gift to any customer, supplier, landlord, political candidate, governmental official, employee, or agent where either the contribution, payment, or gift or the purpose thereof was illegal under any law or regulation; (ii) established or maintained any unrecorded fund or asset for any purpose or made any false entries on its respective books and records for any reason; (iii) made or agreed to make any contribution, or reimbursed any political gift or contribution made by any other person, to any candidate for federal, state, or local public office in violation of any law or regulation; or (iv) submitted any claim for services rendered or reimbursement for expenses to any person where the services were not actually rendered or the expenses were not actually incurred.

         4.18. Insurance. All policies and binders of insurance for professional liability, directors and officers, fire, liability, workers' compensation, and other customary matters held by or on behalf of QS ("Insurance Policies") are described in the QS Disclosure Letter and have been made available to HealthStream. The Insurance Policies (which term shall include any insurance policy entered into after the date of this Agreement in replacement of an Insurance Policy provided that such replacement policy shall insure against risks and liabilities, and in amounts and under terms and conditions, substantially the same as those provided in such replaced policy or binder) are in full force and effect. QS is not in default with respect to any material provision contained in any Insurance Policy. QS has not failed to give any notice of any claim under any Insurance Policy in due and timely fashion, nor has any coverage for current claims been denied.

         4.19. No Brokers. Other than fees to be paid by QS to Dave Evans, QS has not entered into any contract, arrangement, or understanding with any person or firm that may result in the obligation of QS or HealthStream to pay any finder's fees, brokerage or agent's commissions, or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

         4.20.    HealthStream Stock Ownership; Investment Intent.

                  4.20.1. The shares of HealthStream Common Stock issuable in the Merger are being acquired by the QS Shareholders for investment and not with a view to the distribution thereof, and each of the QS Shareholders acknowledges and understands that the certificate(s) representing such shares of HealthStream Common Stock will bear a legend in substantially the following form:

         THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY STATE SECURITIES ACT AND CANNOT BE SOLD, TRANSFERRED, OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER SUCH ACTS OR UNLESS EXEMPTIONS FROM REGISTRATION ARE AVAILABLE.

         THE TRANSFERABILITY OF THE SHARES EVIDENCED BY THIS CERTIFICATE IS RESTRICTED BY THE PROVISIONS OF A SHAREHOLDERS' AGREEMENT ENTERED INTO BETWEEN THE HOLDER OF THIS CERTIFICATE AND THE COMPANY. A COPY OF THE SHAREHOLDERS' AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY AND MAY BE REVIEWED AT SUCH OFFICE UPON REQUEST.

                  4.20.2. Each QS Shareholder, severally and not jointly, represents, warrants, and agrees as follows:

                          (i) Each of the QS Shareholders confirms that HealthStream has made available to him or her to his or her representatives the opportunity to ask questions of HealthStream's officers and directors and to acquire such information about the shares of HealthStream Common Stock and the business and financial condition of HealthStream as the QS Shareholders have requested, which additional information has been received.

                          (ii) In deciding to acquire shares of HealthStream
                  Common Stock pursuant to the Merger, the QS Shareholders have consulted with their legal, financial, and tax advisers with respect to the Merger and the nature of the investment together with additional information concerning HealthStream provided under subsection (i) above.

                           (iii) Each QS Shareholder has adequate means of
                  providing for his or her current needs and personal contingencies and has no need for liquidity in his or her investment in HealthStream. Each of the QS Shareholders, either alone or with his or her representatives, has such knowledge and experience in financial and business matters that he or she is capable of evaluating the merits and risks of an investment in HealthStream.

                           (iv) Each QS Shareholder has discussed with counsel, to the extent such QS Shareholder felt necessary, the requirements, limitations, and restrictions on his or her ability to sell, transfer, or otherwise dispose of the HealthStream Common Stock to be received in the Merger, and fully understands the requirements, limitations, and restrictions on his or her ability to transfer, sell, or otherwise dispose of the HealthStream Common Stock.

                           (v)   Until the earlier of (i) the Effective Time or
                  (ii) the termination of this Agreement, each QS Shareholder will not sell, transfer, or otherwise dispose of, or reduce such person's interest in or risk relating to, any QS Common Stock or any instrument exercisable for or convertible into QS Common Stock currently owned by the QS Shareholder.

         4.21. Contracts; No Defaults. The QS Disclosure Letter contains a complete and accurate list, and QS has previously delivered to HealthStream complete copies of, all contracts and agreements for the performance of services on the purchase or leasing of property by QS of an amount or value in excess of ten thousand dollars (US$10,000) ("Material Contracts"). To the best of QS's knowledge, each of the Material Contracts is in full force and effect and is valid and enforceable in accordance with its terms, and QS, and to the best of QS's knowledge, each other person that has or had any obligation or liability under a Material Contract are in full compliance with all applicable terms and requirements thereof. No event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give any person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Material Contract. There are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to QS under any Material Contract with any person, including any governmental authority, having the contractual or statutory right to demand or require such renegotiation.

         4.22. Affiliate Transactions. None of the QS Shareholders has any interest in any property (whether real, personal, or mixed, tangible or intangible) used in or pertaining to QS business. No QS Shareholder owns, of record or beneficially, any equity or other financial or profit interest in any entity that has had business dealings with QS or that has engaged in competition with QS.

         4.23. Full Disclosure. All of the information provided by QS and its representatives herein or in the QS Disclosure Letter is true, correct, and complete in all material respects, and no representation, warranty, or statement made by QS or the QS Shareholders in or pursuant to this Agreement or the QS Disclosure Letter contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make such representation, warranty, or statement not misleading.

         4.24. Accreditation. QS' continuing education product line complies with the rules and regulations of California State Board of Nursing. QS has no knowledge of any acts or omissions by QS in its business practices that would impede continued accreditation in the nearfuture and QS Shareholders shall, for up to one year following the Closing Date, use reasonable efforts to assist Merger Sub in securing the accreditation of QS' current titles in California going forward.



                                   ARTICLE 5.
         REPRESENTATIONS AND WARRANTIES OF HEALTHSTREAM AND MERGER SUB

         Except as set forth in the disclosure letter delivered at or prior to the execution hereof to QS and the QS Shareholders (the "HealthStream Disclosure Letter"), HealthStream and Merger Sub, jointly and severally, represent, warrant, and agree as follows:

         5.1. Existence; Good Standing; Corporate Authority. HealthStream is duly incorporated, validly existing, and in good standing under the laws of the State of Tennessee. Merger Sub is duly incorporated, validly existing, and in good standing under the laws of the State of Tennessee. HealthStream is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of any other state of the United States in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on the business, results of operations, or financial condition of HealthStream, taken as a whole (a "HealthStream Material Adverse Effect"). HealthStream has all requisite corporate power and authority to own, operate, and lease its properties and carry on its business as now conducted.

         5.2. Authorization, Validity, and Effect of Agreements. Each of HealthStream and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby. The consummation by HealthStream and Merger Sub of the transactions contemplated hereby has been duly authorized by all requisite corporate action. This Agreement constitutes, and all agreements and documents contemplated hereby (when executed and delivered pursuant hereto) will constitute, the valid and legally binding obligations of HealthStream and Merger Sub, enforceable in accordance with their respective terms. The issuance and delivery by HealthStream of shares of HealthStream Common Stock in connection with the Merger and this Agreement have been duly and validly authorized by all necessary corporate action on the part of HealthStream. The shares of HealthStream Common Stock to be issued in connection with the Merger and this Agreement, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid, and nonassessable.

         5.3. Capitalization. The authorized capital stock of HealthStream consists of 20,000,000 shares of Common Stock, no par value, 2,245,743 of which are issued and outstanding, and 5,000,000 shares of Preferred Stock, no par value, of which 76,000 shares have been designated as Series A Convertible Preferred Stock, 1,376,360 shares have been designated as Series B Convertible Preferred Stock, no par value, and 650,000 shares have been designated as Series C Convertible Preferred Stock, no par value. The outstanding shares of Common Stock and Convertible Preferred Stock have been duly authorized and validly issued and are fully paid and nonassessable.

         5.4. Subsidiaries. The HealthStream Disclosure Letter sets forth the outstanding capital stock of Merger Sub and each corporation, partnership, or other entity of which at least a majority of the voting interest is owned directly or indirectly by HealthStream (a "HealthStream Subsidiary"). Merger Sub has not engaged in any activity other than in connection with the transactions contemplated by this Agreement.

         5.5. No Violation. Neither the execution and delivery by HealthStream and Merger Sub of this Agreement, nor the consummation by HealthStream and Merger Sub of the transactions contemplated hereby in accordance with the terms hereof, will: (i) conflict with or result in a breach of any provisions of the charter or bylaws of HealthStream or Merger Sub; (ii) conflict with, result in a breach of any provision of or the modification or termination of, constitute a default under, or result in the creation or imposition of any lien, security interest, charge, or encumbrance upon any of the assets of HealthStream or Merger Sub pursuant to any material commitment, lease, contract, or other material agreement or instrument to which HealthStream or Merger Sub is a party; or (iii) violate or result in a change in any rights or obligations, under any governmental permit or license or any order, arbitration award, judgment, writ, injunction, decree, statute, rule, or regulation applicable to HealthStream or Merger Sub.

         5.6. Litigation. As of the date of this Agreement, there is no action, suit, or proceeding pending against HealthStream or any HealthStream Subsidiary or, to the knowledge of HealthStream or any HealthStream Subsidiary, threatened against or affecting HealthStream or any HealthStream Subsidiary, at law or in equity, or before or by any federal or state commission, board, bureau, agency, or instrumentality, that is reasonably likely to have a HealthStream Material Adverse Effect.

         5.7. Absence of Certain Changes. Since September 30, 1999, there has not been any material adverse change in the financial condition, results of operations, business, assets or liabilities (contingent or otherwise, whether due or to become due, known or unknown), of HealthStream, except for changes in the ordinary course of business.

         5.8. No Brokers. HealthStream has not entered into any contract, arrangement, or understanding with any person or firm that may result in the obligation of HealthStream to pay any finder's fees, brokerage or agent's commissions, or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby. HealthStream is not aware of any claim for payment of any finder's fees, brokerage or agent's commissions, or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.




                                   ARTICLE 6.
                                   COVENANTS

         6.1. Covenants of HealthStream and QS. During the period from the date hereof and continuing until the Effective Time (except as expressly contemplated or permitted hereby, or to the extent that the other parties shall otherwise specifically consent in writing) each of HealthStream and QS covenants with the other that, insofar as the obligations relate to it:

                  6.1.1. Each of HealthStream and QS shall carry on their respective businesses in the usual, regular, and ordinary course in substantially the same manner as heretofore conducted and shall use all reasonable efforts to preserve intact their present business organizations, maintain their rights and franchises, and preserve their relationships with customers, suppliers, and others having business dealings with them to the end that their goodwill and ongoing businesses shall not be impaired in any material respect.

                  6.1.2. Each of HealthStream and QS shall allow all designated officers, attorneys, accountants, and other representatives of the other access at all reasonable times during regular business hours to the records and files, correspondence, audits, and properties, as well as to all information relating to commitments, contracts, titles, and financial position, or otherwise pertaining to the business and affairs, of HealthStream and QS.

                  6.1.3. Each of HealthStream and QS will promptly file or submit and diligently prosecute any and all applications or notices with public authorities, federal, state, or local, domestic or foreign, and all other requests for approvals of any private persons, the filing or granting of which is necessary or appropriate, or is deemed necessary or appropriate by any party hereto, for the consummation of the transactions contemplated hereby.

                  6.1.4. Except as and to the extent required by law, each of HealthStream and QS hereby agrees not to disclose or use, and each shall cause its representatives not to disclose or use, any confidential information with respect to any other party hereto furnished, or to be furnished, by such other party or its representatives in connection herewith at any time or in any manner other than in connection with their respective evaluations of the Merger. Neither QS nor any of the QS Shareholders or representatives shall make any public statements regarding the Merger or this Agreement without the prior written approval of HealthStream.

         6.2. Covenants of QS and the QS Shareholders. QS and the QS Shareholders covenant and agree as follows:

                  6.2.1. (i) they shall, and shall direct and use their best efforts to cause QS's directors, officers, employees, advisors, accountants, and attorneys (the "Representatives"), not to, initiate, solicit, or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer with respect to a merger, acquisition, consolidation, or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities of QS (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; (ii) they will immediately cease and cause to be terminated any existing activities, discussions, or negotiations with any parties conducted heretofore with respect to any of the foregoing and will take the necessary steps to inform the individuals or entities referred to above of the obligations undertaken in this Section 6.2.1; and (iii) they will notify HealthStream immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, it.

                  6.2.2. QS will make all normal and customary repairs, replacements, and improvements to its facilities, properties, and equipment and, without limiting the generality of the covenants set forth in Section 6.1.1, will not:

                         (i) change its articles of incorporation, bylaws, or capitalization or merge or consolidate with or into or otherwise acquire any interest in any entity;

                         (ii) declare, set aside, or pay any cash dividend or other distribution on or in respect of shares of its capital stock, or any redemption, retirement, or purchase with respect to its capital stock or issue any additional shares or rights or options or agreements to acquire shares of its capital stock;

                         (iii) discharge or satisfy any lien, charge, encumbrance, or indebtedness outside the ordinary course of business, except those required to be discharged or satisfied;

                         (iv)   authorize, guarantee, or incur any indebtedness;

                         (v) make any capital expenditures or capital additions or betterments, or commitments therefor, aggregating in excess of ten thousand dollars (US$10,000);

                         (vi)   loan funds to any person;

                         (vii) institute, settle, or agree to settle any litigation, action, or proceeding before any court or governmental body;

                         (viii) sell, lease, mortgage, pledge, or subject to
                  any other encumbrance or otherwise dispose of any of its property or assets, tangible or intangible, other than in the ordinary course of business;

                         (ix) except in the ordinary course of business consistent with past practice, authorize any compensation increases of any kind whatsoever for any employee (provided QS shall pay owing or accrued deferred compensation) or adopt or amend any existing severance plan or other Plan;

                         (x) make any new elections with respect to Taxes, or any changes in current elections with respect to Taxes; or

                         (xi) enter into any contract, agreement, commitment, or arrangement to do any of the foregoing.

                  6.2.3. neither QS nor the QS Shareholders shall take any action that would cause or tend to cause the conditions upon the obligations of the parties hereto to effect the transactions contemplated hereby not to be fulfilled including, without limitation, taking, causing to be taken, or permitting or suffering to be taken or to exist any action, condition, or thing that would cause the representations and warranties made by them herein not to be true, correct, complete, and accurate as of the Closing Date.

                  6.2.4. QS shall promptly provide to HealthStream monthly and quarterly unaudited financial statements of QS for periods from and after September 30, 1999, prepared in accordance with generally accepted accounting principles consistently applied.

                  6.2.5. QS shall not (i) knowingly take any action, or knowingly fail to take any action, that would jeopardize qualification of the Merger as a reorganization within the meaning of Section 368(a)(2)(D) of the Code; or (ii) enter into any contract, agreement, commitment, or arrangement with respect to either of the foregoing.

                  6.2.6. QS shall cooperate with HealthStream's audit firm for any purpose that HealthStream deems reasonably necessary to effectuate the terms of this Agreement, including, but not limited to providing assistance with generating work papers and executing necessary representation letters.

         6.3. Covenants of HealthStream. HealthStream covenants and agrees that HealthStream shall not (i) knowingly take any action, or knowingly fail to take any action, that would jeopardize qualification of the Merger as a reorganization within the meaning of Section 368(a)(2)(D) of the Code, or (ii) enter into any contract, agreement, commitment, or arrangement with respect to either of the foregoing.


                                   ARTICLE 7.
                                   CONDITIONS

         7.1. Conditions to Each Party's Obligations to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

                  7.1.1. No action or proceeding shall have been instituted before a court or other governmental body by any governmental agency or public authority to restrain or prohibit the transactions contemplated by this Agreement or to obtain an amount of damages or other material relief in connection with the execution of the Agreement or the related agreements or the consummation of the Merger; and no governmental agency shall have given notice to any party hereto to the effect that consummation of the transactions contemplated by this Agreement would constitute a violation of any law or that it intends to commence proceedings to restrain consummation of the Merger.

                  7.1.2. All consents, authorizations, orders, and approvals of (or filings or registrations with) any governmental commission, board, or other regulatory body required in connection with the execution, delivery, and performance of this Agreement shall have been obtained or made, except for filings in connection with the Merger and any other documents required to be filed after the Effective Time, and except where the failure to have obtained or made any such consent, authorization, order, approval, filing, or registration would not have a material adverse effect on the business of HealthStream and QS, taken as a whole, following the Effective Time.

                  7.1.3. HealthStream shall have received from QS copies of all resolutions adopted by the Board of Directors and shareholders of QS in connection with this Agreement and the transactions contemplated hereby. QS shall have received from HealthStream and Merger Sub copies of all resolutions adopted by the Board of Directors and shareholders of each respective company in connection with this Agreement and the transactions contemplated hereby.

         7.2. Conditions to Obligations of QS and the QS Shareholders to Effect the Merger. The obligations of QS and the QS Shareholders to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

                  7.2.1. HealthStream shall have performed its agreements contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of HealthStream and Merger Sub contained in this Agreement and in any document delivered in connection herewith shall be true and correct as of the Closing Date, and QS shall have received a certificate of the President or the Chief Financial Officer of HealthStream, dated the Closing Date, certifying to such effect.

                  7.2.2. From the date of this Agreement through the Effective Time, there shall not have occurred any change in the financial condition, business, or operations of HealthStream, that would have or would be reasonably likely to have a HealthStream Material Adverse Effect.

                  7.2.3. QS and the QS Shareholders shall have received a written opinion, dated as of the Closing Date, from counsel for HealthStream substantially in the form of Exhibit D attached hereto.

                  7.2.4. HealthStream and Merger Sub shall have executed the Tax Representation Certificate, substantially in the form of Exhibit L attached hereto.

         7.3. Conditions to Obligations of HealthStream and Merger Sub to Effect the Merger. The obligations of HealthStream and Merger Sub to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

                  7.3.1. QS and the QS Shareholders shall have performed their respective agreements contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of QS and the QS Shareholders contained in this Agreement and in any document delivered in connection herewith shall be true and correct as of the Closing Date to the same extent as if made on the Closing Date, and HealthStream shall have received a certificate of the President of QS dated the Closing Date, certifying to such effect.

                  7.3.2. From the date of this Agreement through the Effective Time, there shall not have occurred any change in the financial condition, business, operations, or prospects of QS, that would have or would be reasonably likely to have a QS Material Adverse Effect.

                  7.3.3. HealthStream shall have received a written opinion, dated as of the Closing Date, from counsel for QS, substantially in the form of Exhibit E attached hereto.

                  7.3.4. Janet Bostrom shall have executed an Employment Agreement, substantially in the form of Exhibit F attached hereto.

                  7.3.5. QS shall have complied with all reasonable requests of HealthStream's audit firm and provided all the information required to complete audits for the years ending December 31, 1996, 1997 and 1998.

                  7.3.6. Thomas Hewett shall have executed a Consulting Agreement, substantially in the form of Exhibit G attached hereto.

                  7.3.7. The QS Shareholders shall have executed a Shareholders' Agreement, substantially in the form of Exhibit H attached hereto.

                  7.3.8. The QS Shareholders shall have executed a Co-Sale Agreement, substantially in the form of Exhibit I attached hereto.

                  7.3.9. The QS Shareholders shall have executed a Voting Agreement, substantially in the form of Exhibit J attached hereto.

                  7.3.10. QS shall not have more than one hundred twenty thousand dollars (US$120,000) in total debt.

                  7.3.11. QS Shareholders shall only be Janet Bostrom and Thomas Hewett.

                  7.3.12. QS shall have executed the Tax Representation Certificate, substantially in the form of Exhibit K attached hereto.

                                   ARTICLE 8.
                                  TERMINATION

         8.1. Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, by the mutual written consent of HealthStream and QS.

         8.2. Termination by Either HealthStream or QS. This Agreement may be terminated and the Merger may be abandoned by action of the Board of Directors of either HealthStream or QS if (a) the Merger shall not have been consummated by January 15, 2000 or (b) a United States federal or state court of competent jurisdiction or United States federal or state governmental, regulatory, or administrative agency or commission shall have issued an order, decree, or ruling or taken any other action permanently restraining, enjoining, or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling, or other action shall have become final and non-appealable; provided, that the party seeking to terminate this Agreement pursuant to this clause (b) shall have used all reasonable efforts to remove such injunction, order, or decree.

         8.3. Termination by QS. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Board of Directors of QS, if (a) there has been a breach by HealthStream or Merger Sub of any representation or warranty contained in this Agreement which would have or would be reasonably likely to have an HealthStream Material Adverse Effect, or (b) there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of HealthStream, which breach is not curable or, if curable, is not cured within thirty (30) days after written notice of such breach is given by QS to HealthStream.

         8.4. Termination by HealthStream. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, by action of the Board of Directors of HealthStream, if (a) there has been a breach by QS or the QS Shareholders of any representation or warranty contained in this Agreement which would have or would be reasonably likely to have a QS Material Adverse Effect, or (b) there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of QS or the QS Shareholders, which breach is not curable or, if curable, is not cured within thirty (30) days after written notice of such breach is given by HealthStream to QS.

         8.5. Effect of Termination and Abandonment. Upon termination of this Agreement pursuant to this Article 8, this Agreement shall be void and of no other effect, and there shall be no liability by reason of this Agreement or the termination thereof on the part of any party hereto (other than for breach of a covenant contained herein), or on the part of the respective directors, officers, employees, agents, or shareholders of any of them.

         8.6. Extension; Waiver. At any time prior to the Effective Time, any party hereto, by action taken by its Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE 9.
                        SURVIVAL OF REPRESENTATIONS AND
                          WARRANTIES; INDEMNIFICATION

         9.1. Survival of Representations and Warranties. The representatives and warranties of the parties contained in Articles 4 and 5 of this Agreement shall survive the Merger for a period expiring on the first anniversary of the Closing Date.

         9.2. Indemnity Obligations of the QS Shareholders. Subject to the provisions of this Article 9 and the Escrow Agreement, the QS Shareholders, jointly and severally, in accordance with the Escrow Agreement, agree to indemnify and hold HealthStream and Merger Sub harmless from, and to reimburse HealthStream and Merger Sub for, any losses, costs, expenses, obligations, liabilities, damages, remedies and penalties, including interest, and attorneys' fees and expenses actually incurred (collectively "Losses") arising in connection with or attributable to the inaccuracy or breach of any representation, warranty, or covenant made by QS or the QS Shareholders in this Agreement.


         9.3 Limitation on Source and Amount of Payment of Indemnity Claims by QS Shareholders. The parties agree that the sole source for payment of the indemnity obligations of the QS Shareholders under Section 9.2 above will be the Consideration Shares and the Earn Out Shares. For the purposes of this
Article 9, the Consideration Shares and the Earn Out Shares will be valued at Fair Market Value, but in no case less than $16.00 per share. In no event will the total aggregate liability of the QS Shareholders under this Article 9 exceed the total aggregate value of the Consideration Shares and the Earn Out Shares, so calculated. "Fair Market Value" of a share of HealthStream Common Stock as of that date shall mean:

                  (a) If traded on a securities exchange or the Nasdaq National Market, the Fair Market Value shall be deemed to be the average of the closing prices of the Common Stock of the Company on such exchange or market over the 5 business days ending immediately prior to the applicable date of valuation;

                  (b) If actively traded over-the-counter, the Fair Market Value shall be deemed to be the average of the closing bid prices over the 30-day period ending immediately prior to the applicable date of valuation; and

                  (c) If there is no active public market, the Fair Market Value shall be the value thereof, as agreed upon by HealthStream and the QS Shareholders; provided, however, that if HealthStream and the QS Shareholders cannot agree on such value, such value shall be determined by an independent valuation firm experienced in valuing businesses such as HealthStream and jointly selected in good faith by HealthStream and the QS Shareholders. Fees and expenses of the valuation firm shall be paid for by HealthStream.


         9.4. Indemnification by HealthStream. Subject to the provisions of this Article 9, HealthStream will indemnify, defend, and hold harmless the QS Shareholders from, and reimburse the QS Shareholders for, any Losses arising in connection with or attributable to the inaccuracy or breach of any representation, warranty, or covenant made by HealthStream or Merger Sub in this Agreement.

                                  ARTICLE 10.
                               GENERAL PROVISIONS

         10.1. Notices. Any notice required to be given hereunder shall be sufficient if in writing, by courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

         If to HealthStream or Merger Sub:

         Robert H. Laird, Jr.
         Vice President and General Counsel
         209 10th Ave. South
         Suite 450
         Nashville, TN 37203

         If to QS or QS Shareholders:

         Janet Bostrom
         Chief Executive Officer
         Quick Study, Inc.
         30 Buckeye
         Portola Valley, CA  94028

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so personally delivered or mailed.

         10.2. Assignment; Binding Effect; Benefit. Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

         10.3. Entire Agreement. This Agreement, the Exhibits, the QS Disclosure Letter, the HealthStream Disclosure Letter, and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

         10.4. Amendment. This Agreement may be amended by the parties hereto by action taken by their respective Boards of Directors, if applicable. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

         10.5. Governing Law. The validity of this Agreement, the construction of its terms and the determination of the rights and duties of the parties hereto shall be governed by and construed in accordance with the laws of the State of Tennessee applicable to contracts made and to be performed wholly within such state.

         10.6. Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

         10.7. Waivers. Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants, or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

         10.8. Incorporation of Exhibits. The QS Disclosure Letter, the HealthStream Disclosure Letter, and the Exhibits attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

         10.9. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

         10.10. Expenses. Each party to this Agreement shall bear its own expenses in connection with the Merger and the transactions contemplated hereby; provided, however, that all expenses of QS in connection with the negotiation, execution, delivery, and performance of this Agreement (except audit expenses) shall be borne by the QS Shareholders.

         10.11. Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled by contract, at law, or in equity.

IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf to be effective as of the day and year first written above.


HEALTHSTREAM, INC.


By:
   -----------------------------------

Title:
      --------------------------------


HEALTHSTREAM 1 ACQUISITION, INC.


By:
   -----------------------------------

Title:
      --------------------------------


QUICK STUDY, INC.


By:
   -----------------------------------

Title:
      --------------------------------


THE QS SHAREHOLDERS:


--------------------------------------
Janet Bostrom




--------------------------------------
Thomas Hewett

                            ATTACHMENTS AND EXHIBITS


QS Disclosure Letter
HealthStream Disclosure Letter
Exhibit A - Articles of Merger
Exhibit B - Fifty Percent Earn out Customers
Exhibit C - Form of Escrow Agreement
Exhibit D - Form of HealthStream Counsel Legal Opinion
Exhibit E - Form of QS Counsel Legal Opinion
Exhibit F - Form of Employment Agreement
Exhibit G - Form of Consulting Agreement
Exhibit H - HealthStream Shareholders' Agreement
Exhibit I - HealthStream Co-Sale Agreement
Exhibit J - HealthStream Voting Agreement
Exhibit K - QS Tax Representation Certificate
Exhibit L - HealthStream and Merger Sub Tax Representation Certificate